Hills Bancorporation
131 E. Main Street
PO Box 160
Hills, IA 52235

Upcoming Dates

- **May 8th**
  Mother's Day
- **May 30th**
  Memorial Day
- **June 19th**
  Father's Day

HILLS BANK
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Shareholder Report
March 31, 2022

Hills Bancorporation

Board of Directors

- Michael S. Donovan
- Kirsten H. Frey
- Michael E. Hodge
- Emily A. Hughes
- Casey L. Peck
- John W. Phelan
- Ann Marie Rhodes
- Dwight O. Seegmiller
- James C. Schmitt
- Thomas R. Wiele
- Sheldon E. Yoder, D.V.M.

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Computershare Trust Company, N.A.
PO Box 505000
Louisville, KY 40233-5000
Toll free within US and Canada +1-800-884-4225
Telephone from outside US and Canada +1-781-575-4706
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A Message from our President and CEO Dwight O. Seegmiller

April 18, 2022

Dear Shareholder,

We're excited to begin returning to the community-building events and activities which were mostly put on hold for two long years.

Celebrating Agriculture All March Long
Hills Bank's annual Ag Month celebration took place fully in-person for the first time since 2019! Our offices across the Corridor celebrated all month long by hatching baby chicks and bringing in barnyard animals. We also gave away copies of an original Hills Bank storybook – *The Lost Little Chick* – and an Ag Month t-shirt. Seeing the beaming faces of kids as they experienced agriculture is why we continue this tradition year after year!


The Lost Little Chick

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GOALS

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Online Banking Improvements
We continue to see strong customer interest in using Hills Bank Online, a trend which has only accelerated the past few years. In fact, the average user now logs into their online banking account at least once per day!

That's why we've expanded our digital service offerings to match this increased demand. We've also added to our digital banking team, who field customer service questions via chat and other channels, and have continued to make improvements to our online banking operations and special digital programs for customers. We aim to serve our customers however they find us – in-person or online.

As always, thank you for your continued support and investment in Hills Bancorporation.

Sincerely,

Dwight O. Seegmiller
President and CEO

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Cedar Rapids • Coralville • Hills • Iowa City • Kalona • Lisbon • Marion
Mount Vernon • North Liberty • Washington • Wellman

Computershare

For most shareholder transactions, we recommend utilizing our Stock Transfer and Dividend Distursing Agent, Computershare Investor Services.

You can set up an account by visiting the link: https://www-us.computershare.com/Investor/#Home and selecting "Register now." Just enter your information and finish setting up your account to simplify looking up your balance, printing tax forms, transferring and retitling your shares, online voting and more.


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The current stock price is always available on the Investor Relations tab on HillsBank.com, along with other important links and information regarding your Hills Bancorporation stock.


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Hills Bancorporation
Selected Financial Highlights (Unaudited*)

(Amounts in Thousands, Except Per Share Amounts)

	Three Months Ended 3/31/2022	Three Months Ended 3/31/2021
Quarter-End Balances:		
Total Assets	$4,152,854	$4,003,272
Investment Securities	687,769	433,713
Loans, Net of Allowance for Credit Losses	2,651,942	2,644,575
Deposits	3,661,584	3,411,330
Stockholders' Equity	414,161	413,250
Earnings Breakdown:		
Total Interest Income	$28,236	$31,127
Total Interest Expense	3,056	4,894
Net Interest Income	25,180	26,233
Total Non-Interest Income	7,477	9,038
Total Non-Interest Expense	18,075	18,699
Credit Loss Expense	1,104	(2,984)
Income Before Income Taxes	13,478	19,556
Income Taxes	2,826	4,359
Net Income	10,652	15,197
Diluted Earnings Per Share	1.15	1.63

**Additional financial information can be found at www.hillsbank.com/securities-exchange-filings*

First Quarter Financial Snapshot

The Company reported net income of $10.65 million or $1.15 per diluted share for the three months ended March 31, 2022, a 29.91% decrease when compared to the $15.20 million or $1.63 per diluted share for the three months ended March 31, 2021. The decrease in earnings in 2022 is attributable to a number of factors. Credit loss expense of $1.10 million for the three months ended March 31, 2022, is a decrease to income of $4.09 million when compared to the reversal of credit loss reserves of $2.98 million for the three months ended March 31, 2021. Net interest income decreased $1.05 million, or 4.01%, when compared to the three months ended March 31, 2021, primarily due to decreased interest income driven by lower interest rates. Noninterest income decreased $1.56 million, or 17.27%, when compared to the three months ended March 31, 2021, primarily due to decreases in net gains on sale of loans.

Total assets of the Company increased to $4.153 billion at March 31, 2022, up from $4.003 billion as of March 31, 2021. Total equity amounted to $414.16 million at the end of the 1st quarter of 2022, and Hills Bancorporation remains well-capitalized.

We appreciate the support of our customers and shareholders, and look forward to serving our communities further with our expanded services and facilities.